UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Pacific Capital Bancorp

(Name of Registrant as Specified In Its Charter)

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1021 Anacapa Street Santa Barbara, CA 93101

April 12, 2011

Notice of the 2011 Annual Meeting of Stockholders

Date and Time:	Wednesday, May 11, 2011, at 9:00 a.m., Pacific Time

Place:	Santa Barbara Bank & Trust Community Partners Center, 15 E. Carrillo Street, Santa Barbara, California 93101

Items of Business:	1. Election to the Board of Directors of 13 directors, each for a term of one year;

2. An advisory vote on executive compensation;

3. An advisory vote on the frequency of votes on executive compensation; and

4. Any other business that may be properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Record Date:	March 23, 2011

Voting:

Stockholders owning Pacific Capital Bancorp common stock at the close of business on March 23, 2011, or their legal proxy holders, are entitled to vote at the Annual Meeting. On or about April 12, 2011, we will mail to our stockholders a copy of our Proxy Statement, a proxy or voting instruction card (the “Proxy Card”) and our 2010 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Your Vote is Important. Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the enclosed Proxy Card.

List of Stockholders:

A list of stockholders entitled to vote at the Annual Meeting will be available in the Corporate Secretary’s office at the Company’s headquarters for inspection by stockholders for any purpose related to the Annual Meeting during ordinary business hours 10 days prior to the date of the Annual Meeting.

Meeting Admission:

Only stockholders owning Pacific Capital Bancorp common stock at the close of business on March 23, 2011, or their legal proxy holders, are entitled to attend the Annual Meeting. Please be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a bank, broker or other nominee, you must provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to March 23, 2011 or similar evidence of ownership. If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted into the Annual Meeting.

Important Notice:	Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 11, 2011.

The Proxy Statement and 2010 Annual Report are available at www.pcbancorp.com/investors.

By Order of the Board of Directors,

Carol Zepke

Corporate Secretary

i

1021 Anacapa Street

Santa Barbara, CA 93101

PROXY STATEMENT FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2011

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors is providing you with these proxy materials in connection with its solicitation of proxies to be voted at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 11, 2011, at 9:00 a.m., Pacific Time, at the Santa Barbara Bank & Trust Community Partners Center, 15 E. Carrillo Street, Santa Barbara, California 93101, and at any postponement or adjournment of the Annual Meeting. In this Proxy Statement, Pacific Capital Bancorp may also be referred to as “we,” “our” or “the Company.” The Notice of Annual Meeting, Proxy Statement, and a proxy or voting instruction card (the “Proxy Card”), together with our 2010 Annual Report, are being mailed starting on or about April 12, 2011.

Items of Business to be Considered at the Annual Meeting

The Board is asking you to vote on the following items at the Annual Meeting:

¡	The election of directors;

¡	An advisory vote on executive compensation; and

¡	An advisory vote on the frequency of holding future advisory votes on executive compensation.

We will also consider any other business that properly comes before the Annual Meeting.

Appointment of Proxy Holders

The Board asks you to appoint Gerald J. Ford and Carl B. Webb as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by submitting the Proxy Card or by using one of the other voting methods described below. If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you indicate otherwise on the Proxy Card or through the Internet or telephone voting procedures, you also authorize your proxy holders to vote your shares on any matters that are not known by the Board as of the date of this Proxy Statement and that may be properly presented for action at the Annual Meeting.

Record Date and Voting Instructions

Stockholders owning Pacific Capital Bancorp common stock at the close of business on March 23, 2011 (the “Record Date”), or their legal proxy holders, are entitled to vote at the Annual Meeting.

If you hold your shares as the stockholder of record, you can vote by proxy on the Internet, by telephone or by mail as described below. We encourage you to vote on the Internet or by telephone, as these methods save us significant postage and processing costs. In addition, when you vote on the Internet or by telephone prior to the meeting date, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. The Internet and telephone voting procedures are designed to verify that you are a stockholder of record by use of a control number and to allow you to confirm that your voting instructions have been properly recorded. If you vote on the Internet or by telephone, you do not need to return your Proxy Card. Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. EDT on May 10, 2011.

Voting on the Internet. You may vote by proxy on the Internet. The website for Internet voting is http://www.proxyvoting.com/pcbc. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

Voting by Telephone. You may vote by proxy by using the toll-free number listed on your Proxy Card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Voting by Mail. You may vote by proxy by completing, signing, dating and returning your Proxy Card in the pre-addressed, postage-paid envelope provided. If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed Proxy Card to Pacific Capital Bancorp, c/o BNY Mellon Shareowner Services, P.O. Box 3510, South Hackensack, NJ 07606-9210.

Voting in Person at the Annual Meeting. You may vote by proxy by completing, signing, dating and returning your Proxy Card in person at the Annual Meeting or by completing, signing, dating and returning a ballot in person at the Annual Meeting. The Board recommends that you vote using one of the other voting methods since it is not practical for most stockholders to attend the Annual Meeting. However, the method by which you vote your Proxy Card will not limit your right to vote at the Annual Meeting if you decide to attend in person.

If you hold your shares through a bank, broker or other nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following the method explained on the proxy card, voting instruction card or other information you receive from the bank, broker or other nominee. The availability of Internet and telephone voting will depend on the voting processes of your broker, bank or other nominee. You also are invited to attend the Annual Meeting in person. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you hold your shares in the Pacific Capital Bancorp Amended and Restated Incentive and Investment and Salary Savings Plan (the “Savings Plan”), your completed Proxy Card will serve as a voting instruction card for the trustee, The Charles Schwab Trust Company. If you do not vote your shares or specify your voting instructions on your Proxy Card, the administrators of the Savings Plan or the trustee will vote your shares in favor of the Board’s recommendations. To allow sufficient time for voting by the trustee and the administrators of the Savings Plan, they must receive your voting instructions by May 4, 2011.

Proxy Revocation

If you hold your shares as the stockholder of record, you may revoke your proxy and change your vote any time before the close of balloting at the Annual Meeting by sending a written statement to that effect to Pacific Capital Bancorp, Attn: Corporate Secretary, P.O. Box 60839, Santa Barbara, CA 93160-0839; submitting a Proxy Card with a later date; voting at a later time on the Internet or by telephone;

or voting in person at the Annual Meeting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request.

For shares you hold beneficially in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. You must contact your bank, broker or other nominee to find out how to do so. Alternatively, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, you may revoke your proxy and change your vote by attending the Annual Meeting and voting in person.

For shares you hold in the Savings Plan, you may revoke your proxy and change your vote any time before May 4, 2011 by submitting a Proxy Card with a later date or voting at a later time on the Internet or by telephone.

Confidential Voting

We have a confidential voting policy to protect the privacy of our stockholders’ votes. Under this policy, ballots, proxy cards and voting instructions returned to banks, brokers and other nominees are kept confidential. Only the proxy tabulator and the Inspector of Election have access to the ballots, proxy cards and voting instructions.

Quorum

At the close of business on the Record Date, there were 32,903,794 shares of Pacific Capital Bancorp common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share is entitled to one vote.

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum. A “broker non-vote” occurs when a broker or other stockholder of record holding shares for a beneficial owner submits a proxy for a stockholder meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to the proposal and has not received instruction from the beneficial owner.

Voting Requirements

In the election of directors, the thirteen director nominees receiving the most affirmative votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors. For each matter other than the election of directors, the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on the matter shall be the act of the stockholders and, therefore, abstentions as to a particular proposal will have the same effect as a vote against that proposal and broker non-votes will have no effect on the vote.

Voting Agreements

Pursuant to that certain Exchange Agreement dated as of July 26, 2010, between the Company and the United States Department of the Treasury (“Treasury”), Treasury has agreed that it will vote, or cause to be voted, all shares owned by it and its controlled affiliates on each matter on which our stockholders are entitled to vote, other than a Designated Matter (as defined below), in the same proportion (for, against or abstain) as all other shares of our common stock. As of the close of business on March 23, 2011, Treasury owned approximately 11.0% of the outstanding shares of our common stock. “Designated Matters” means (i) the election and removal of Directors, (ii) the approval of any business combination, (iii) the approval of a sale of all or substantially all of our assets or property,

(iv) the approval of a dissolution of the Company, (v) the approval of any issuance of any of our securities on which holders of common stock are entitled to vote, (vi) the approval of any amendment to our certificate of incorporation or bylaws on which holders of common stock are entitled to vote and (vii) the approval of any other matters reasonably incidental to the foregoing sub-clauses (i) through (vi) as determined by Treasury.

Attendance at the Annual Meeting

Only stockholders owning Pacific Capital Bancorp common stock at the close of business on March 23, 2011, or their legal proxy holders, are entitled to attend the Annual Meeting. You must present photo identification for admittance. If you are a stockholder of record or hold your shares through the Savings Plan, your name will be verified against the list of stockholders of record or plan participants on the Record Date prior to your admission to the Annual Meeting. If you are not a stockholder of record but hold shares through a bank, broker or other nominee, you must provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior to March 23, 2011 or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

The Annual Meeting will begin promptly at 9:00 a.m., Pacific Time. Check-in will begin at 8:00 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

Internet Access to Proxy Materials

The 2011 Notice of Annual Meeting and Proxy Statement and the 2010 Annual Report are available on our website at www.pcbancorp.com/investors. Instead of receiving future copies of these documents by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Stockholders of Record: If you vote on the Internet at http://www.proxyvoting.com/pcbc, simply follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Stockholders: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of the proxy materials electronically. Please review the information provided in the proxy materials mailed to you by your bank, broker or other nominee regarding the availability of this service.

Method and Cost of Soliciting and Tabulating Votes

We will bear the cost of this proxy solicitation. We reimburse brokers, nominees, fiduciaries and other custodians’ reasonable fees and expenses in forwarding proxy materials to stockholders. Directors, officers and employees of the Company may solicit proxies on behalf of the Company in person or by telephone, facsimile or other means. Employees do not receive additional compensation for soliciting proxies.

Representatives of our transfer agent, BNY Mellon Shareowner Services, will tabulate the votes and act as Inspectors of Election.

Voting Results of the Meeting

We will announce preliminary voting results at the Annual Meeting and subsequently publish the results of the votes, including the name of each director elected at the meeting, as well as a brief description of each matter voted upon, in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the date of the Annual Meeting

(on or before May 16, 2011). You may view this Current Report on Form 8-K, when available, on the Internet through the SEC’s website at www.sec.gov or through our website at

www.pcbancorp.com/investors.

Multiple Proxy Cards

If you receive multiple Proxy Cards, your shares are probably registered differently or are in more than one account. Vote all Proxy Cards received to ensure that all your shares are voted. Unless you need multiple accounts for specific purposes, we recommend that you consolidate as many of your accounts as possible under the same name and address. If the shares are registered in your name, contact our transfer agent, BNY Mellon Shareowner Services, 888-835-2829; otherwise, contact your bank, broker or other nominee.

ANNUAL MEETING BUSINESS MATTERS

PROPOSAL 1 — ELECTION OF DIRECTORS

The current term of office of all of the Company’s directors expires at the Annual Meeting. The Board proposes that all of the currently serving directors be re-elected for a new term of one year and until their successors are duly elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the thirteen (13) nominees named below. Each of the nominees has consented to be named and to serve if elected. Should any nominee become unavailable to serve for any reason, the proxies will be voted by the proxy holders for such other person or persons as may be designated by the Board or for such lesser number of nominees as may be prescribed by the Board.

The Board of Directors unanimously recommends a vote “FOR” each of the nominees below.

H. Gerald Bidwell

Director since 2010

Member of the Audit Committee and Enterprise Risk Oversight Committee

Mr. Bidwell, 68, is an experienced financial services professional. In 1984, he founded Bidwell & Company, a national, full-service discount commission brokerage house which was purchased by TD Ameritrade in 2004. Mr. Bidwell was President & CEO of Black & Company, a regional brokerage firm (1975 to 1984). He is a former Member of the Chicago Stock Exchange, the National Association of Securities Dealers, and the Securities Investor Protection Corporation. He is an active participant in numerous community organizations in the Santa Barbara area and serves on the board of M Fund, an investment management company. Mr. Bidwell holds a B.S. in Finance from the University of Oregon.

Skills, knowledge and values: Mr. Bidwell brings a strong knowledge of the financial services industry, the capital markets, the regulatory environment, and the strategic planning process. His skills provide insight into regulatory compliance oversight, as well as in-depth experience in portfolio investment strategies.

Edward E. Birch

Director since 1983

Member of the Compliance Oversight Committee, Executive Committee and Governance & Nominating Committee

Dr. Birch, 72, served as Chairman of the Board of the Company and its subsidiary, Pacific Capital Bank, N.A. (the “Bank”) from April 2004 to August 2010. Prior to his appointment as Chairman in April 2004, he served as independent Lead Director. Dr. Birch serves as Chairman and Chief Executive Officer of the Mosher Foundation. He served as Executive Vice President of Westmont College in Santa Barbara (1993 to 2001); Vice Chancellor of the University of California Santa Barbara (1976 to 1993); and Vice President, Business Units, of the 1984 Olympic Games in Los Angeles. He is a Member of the Board of Trustees of Westmont College, Vice Chairman of Cottage Health Systems, Chairman of the Channel City Club, a Member of the Board of Trustees of the UCSB Foundation, a Director of the Community Arts Music Association, and a Member of the Advisory Board of Johns Hopkins University. Dr. Birch holds a B.S. from The State University of New York, an M.A. from Ohio University, and a Ph.D. from Michigan State University.

Skills, knowledge and values: Dr. Birch is a long-tenured member of the Board and has developed deep client and stockholder relationships through his association with numerous civic and community organizations in the greater Santa Barbara community. He has demonstrated experience in audit and regulatory oversight in the private sector and published numerous management-related articles.

Gerald J. Ford

Director since 2010

Chairman of the Board

Chairman of the Executive Committee

Mr. Ford, 66, has served as Chairman of the Board of the Company since August 2010. He is the Managing Partner of Ford Financial Fund, L.P., the parent company of SB Acquisition Company LLC (“SB Acquisition”), our majority stockholder. Mr. Ford served as interim Chief Executive Officer of Hilltop Holdings Inc. from January 1, 2010 until March 11, 2010. Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions, primarily in the Southwestern United States, over the past 30 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he functioned as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. Mr. Ford also served as Chairman of the Board of Directors and Chief Executive Officer of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from 1998 to 2002. He currently participates on numerous boards of directors, including Hilltop Holdings Inc., for which he serves as Chairman of the Board, First Acceptance Corporation, for which he also is Chairman of the Board, McMoRan Exploration Co., Freeport McMoRan Copper and Gold Inc. and Scientific Games Corporation. Mr. Ford previously served as a director of Americredit Corp. and Triad Financial Corporation. Mr. Ford also currently serves on the Board of Trustees of Southern Methodist University.

Skills, knowledge and values: Mr. Ford’s extensive banking industry experience and educational background provide him with significant knowledge in dealing with financial, accounting and regulatory matters, making him a valuable member of the Board. In addition, his service on the board of directors and audit and corporate governance committees of a variety of public companies gives him a deep understanding of the role of the board.

Richard S. Hambleton, Jr.

Director since 2001

Chairman of the Enterprise Risk Oversight Committee

Member of the Compensation Oversight Committee and Executive Committee

Mr. Hambleton, 62, is a partner at Hoffman, Vance & Worthington, which he joined in 1976. Hoffman, Vance & Worthington manages commercial and agricultural properties in Ventura and Santa Barbara counties. His professional associations include Agricultural Leadership Associates, The Ventura Maritime Foundation (Founder and President), and Ventura Pacific Company, a California cooperative (Director). He is the past president of the Ventura County Taxpayers Association and a past chairman of the Ventura Port District. Mr. Hambleton holds a B.A. in Political Science from the University of Southern California.

Skills, knowledge and values: Mr. Hambleton is a licensed California real estate broker and manages approximately 35,000 acres of agricultural property and 925,000 square feet of commercial property in Southern California. This expertise well prepares him to Chair the Enterprise Risk Oversight Committee, which provides oversight on matters relating to lending policy and strategy, as well as the overall credit culture of the Company. Mr. Hambleton’s close ties to and leadership roles in Ventura County have been instrumental in driving growth in this key Company footprint.

D. Vernon Horton

Director since 1998

Member of the Enterprise Risk Oversight Committee

Mr. Horton, 71, has served the Company in various capacities since 1998, most recently serving as Regional Community Banker. He began his banking career in 1964 with Valley National Bank in Salinas, California, and over the years, assumed increasing responsibilities in lending and operations. He became Chief Executive Officer of Valley National Bank in 1981 and Chief Executive Officer and President of First National Bank of Central California in 1984. He has served as a Director of the Community Foundation of Monterey County and as Chairman of the Board of the Salinas Valley Memorial Hospital Foundation and the Hartnell College Foundation. Mr. Horton attended Hartnell College, San Jose State University, and Stonier Graduate School of Banking at Rutgers University.

Skills, knowledge and values: Mr. Horton’s long tenure in the community banking sector makes him a valued member of the Board for his expertise in loan oversight, his familiarity with regulatory compliance, and his deep financial acumen. His strong presence in the Company’s northern communities remains key to the retention and growth of both customer and stockholder relationships.

S. Lachlan Hough

Director since 2010

Chairman of the Compliance Oversight Committee

Member of the Audit Committee, Compensation Oversight Committee and Executive Committee

Mr. Hough, 62, was Managing Director and Area Head of Asia Pacific and the Subcontinent Region for American Express Bank Ltd. (1992 to 2004), and served as President & CEO of Security Pacific Asian Bank Ltd, Hong Kong (1988 to 1992). He serves as a Director to Recording for the Blind and Dyslexic and as an Advisory Board member for Shaw Kwei Partners (Hong Kong), a firm that specializes in private equity investments. Mr. Hough served as a member of the Board of Governors, United World College (2002 to 2004); and as a Director and Treasurer of the American Association of Singapore (1997 to 2004). He holds a B.A. in Economics from the University of Redlands, and an MBA in Finance and Management from the University of Southern California.

Skills, knowledge and values: Mr. Hough has significant, diverse management experience in all aspects of global financial services operations. He has demonstrated leadership in forging strong commercial, governmental and regulatory relationships. He possesses substantial expertise in portfolio analysis, compliance, and risk management.

Roger C. Knopf

Director since 1998

Chairman of the Governance & Nominating Committee

Member of the Compliance Oversight Committee and Executive Committee

Mr. Knopf, 70, is President of Knopf Construction, Inc., a general building construction company located in Morgan Hill since 1976. He was a Founding Director (1983) and past Chairman of South Valley National Bank, which was acquired by the Company in 1998. He is Chairman of the Board of Regional Medical Center of San Jose, and serves on the Board of Morgan Hill Rotary Club Endowment. From 2003 to 2010, he served on the Board of Leadership Morgan Hill. Mr. Knopf attended San Jose State University and served in the U.S. Navy Reserve as a Plane Captain.

Skills, knowledge and values: As a Founding Director and past Chairman of South Valley National Bank, Mr. Knopf is highly knowledgeable about and deeply committed to quality community banking. As Founder, President and Principal Owner of a successful construction company, he additionally possesses critical insight into trends affecting the local economy and building industry, as well as a strong knowledge of finance, sales and customer relationships.

George S. Leis

Director since 2007

President and Chief Operating Officer

Mr. Leis, 51, is President and Chief Operating Officer of the Company. He joined the Company in 2006 as Executive Vice President overseeing Wealth Management and assumed the additional duties of Chief Information Officer later that year. He served as Chief Executive Officer of the Company from April 2007 to August 2010, at which time he was appointed President and Chief Operating Officer. Prior to joining the Company, Mr. Leis was the Managing Director, U.S. Head, Products and National Practice Leader for Investments at Deutsche Bank Private Wealth Management. He also served as Senior Vice President and Director of Private Client Services Centers at Wells Fargo, and as Senior Vice President and Manager for Bank of America Private Bank. Mr. Leis began his banking career with Security Pacific National Bank in Retail and Commercial Banking. A graduate of California State University Northridge, he is a Certified Trust and Financial Advisor.

Skills, knowledge and values: Mr. Leis has extensive financial services expertise that includes the full range of commercial banking, retail banking, wealth management, information technology, and strategic and business planning. He has an open and direct communication style with the Board, stockholders, regulators and employees. He continually promotes the Bank’s community spirit by donating his time to numerous charities.

William R. Loomis, Jr.

Director since 2010

Member of the Audit Committee and Compensation Oversight Committee

Mr. Loomis, 62, is an independent financial advisor, corporate director, and investor. He was a General Partner and Managing Director at the investment bank Lazard Freres & Co. (1984 to 2002). After the formation of Lazard LLC in 2000, he was named Chief Executive Officer of the new entity. Mr. Loomis was a Limited Managing Director of Lazard LLC (2002 to 2004). He is a director of Limited Brands, Inc. (NYSE), a retailer of women’s apparel, personal care and beauty products, and former director of Alcan Inc. (NYSE), a parent company of an international group involved in the aluminum, engineered products and packaging industries; Ripplewood LLC, a private leveraged investment company; and Engelhard Corporation (NYSE), a mineral and chemical technologies company. Mr. Loomis was awarded the “Outstanding Director Award in 2006” by the Outstanding Directors’ Exchange. He holds a B.A. from Williams College; and an MBA from Harvard Business School; and completed Graduate Studies in American History at the University of California Santa Barbara.

Skills, knowledge and values: Mr. Loomis possesses significant expertise in financial strategy, acquisitions and mergers, investment banking, and problem solving. He is highly regarded for his many achievements in public company board member service.

John R. Mackall

Director since 2004

Member of the Compliance Oversight Committee, Enterprise Risk Oversight Committee and Governance & Nominating Committee

Mr. Mackall, 61, is a founding partner in Seed Mackall LLP, a law firm which specializes in business matters and estate planning. He is Chair of the Director’s Council of the Kavli Institute of Theoretical Physics at the University of California Santa Barbara, and has served as Chair of the Cottage Health Systems Board of Directors. He is also a Director of the Alice Tweed Tuohy Foundation and the Volentine Family Foundation, and is a Member of the Board of Trustees of the William N. Pennington Foundation. He holds an A.B. from Harvard University (Honorary Harvard Scholar); and received his J.D. from Stanford University.

Skills, knowledge and values: Mr. Mackall is a Certified Specialist in Trust and Probate, and has experience in merger and acquisition strategies, financial matters and regulatory and compliance requirements. He brings insightful knowledge of our customers, management and community to the Board.

Richard A. Nightingale, CPA

Director since 2000

Chairman of the Audit Committee

Member of the Governance & Nominating Committee and Compliance Oversight Committee

Mr. Nightingale, 63, provides consulting services to Damitz, Brooks, Nightingale, Turner & Morrisset, a Santa Barbara certified public accounting firm with approximately 50 professional and administrative personnel. He formerly served as President & Chairman of the Board at the firm (1986 to 2007). He began his accounting career with the international accounting firm of Arthur Andersen & Co. He is a Member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. He is a Member of the Audit Committee and Past President of the Board of Directors of United Way of Santa Barbara and Past President of the Santa Barbara Rotary Club. He is also a member of the Boards of Directors of the Volentine Family Foundation and the Page Family Foundation. Mr. Nightingale holds a B.S. from California Polytechnic State University, San Luis Obispo.

Skills, knowledge and values: Mr. Nightingale has extensive experience in corporate finance, accounting, taxation, strategic planning, personnel and compensation management, auditing, financial statements, risk management and capital management. He completed 45 hours of course work in audit, accounting and tax matters in 2010 and serves as Chair of the Audit Committee.

Kathy J. Odell

Director since 1999

Chair of the Compensation Oversight Committee

Member of the Governance & Nominating Committee

Ms. Odell, 65, is an entrepreneur and consultant. She has served as President of Active Life Scientific, Inc., which develops and markets life science instruments for pre–clinical and clinical research, since December 2010. She formerly served as Chief Executive Officer of Inogen, Inc., a Santa Barbara manufacturer of respiratory devices for the home healthcare market (2002 to 2008), and Vice President of Enterprise Services for Agility Communications, Inc. (2000 to 2001). In 1985, she co-founded Medical Concepts, a developer and manufacturer of devices for minimally invasive surgery, which was sold to Karl Storz GmbH in 1990. Ms. Odell served as the Managing Director of Karl Storz Imaging, Inc., from 1990 to 1999. Ms. Odell is active in promoting entrepreneurial growth in the Santa Barbara area. She is a Director of Women’s Economic Ventures, an organization that provides entrepreneurial training and small business loans to women. She holds a B.A. from Stanford University.

Skills, knowledge and values: Ms. Odell has extensive management experience in the full range of business operations, budgeting, strategic planning, organizational development, marketing strategies, human resources and capital formation for entrepreneurial companies in the technology and health care industries.

Carl B. Webb

Director since 2010

Chief Executive Officer

Member of the Executive Committee

Mr. Webb, 61, has served as Chief Executive Officer of the Company and as Chairman of the Board of the Bank since August 2010. He is the Senior Principal of Ford Financial Fund, L.P., the parent company of SB Acquisition, our majority stockholder. In addition, Mr. Webb has served as a consultant to Hunter’s Glen/Ford, Ltd., a private investment partnership, since November 2002. He served as the Co-Chairman of Triad Financial Holdings LLC, a privately held financial services company, from July 2007 to October 2009, as was the interim President and Chief Executive Officer from August 2005 to June 2007. Previously, Mr. Webb was the President and Chief Operating Officer and a Director of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from September 1994 to November 2002. Prior to his affiliation with California Federal Bank, FSB, Mr. Webb was the President and Chief Executive Officer of First Madison Bank, FSB (1993 to 1994) and First Gibraltar Bank, FSB (1988 to 1993), as well as President and a Director of First National Bank at Lubbock (1983 to 1988). Mr. Webb is a director of AMB Property Corporation, a San Francisco-based public real estate investment trust; a director of Hilltop Holdings Inc., a publicly traded holding company; and M&F Worldwide Corp., a holding company that manages two financial institution service companies and a licorice flavorings manufacturer, where he serves on the audit committee. He is a former director of Plum Creek Timber Company, where he served on the audit and compensation committees, and is a former director of Triad Financial SM LLC. Mr. Webb received his B.A. from West Texas A&M University and a Graduate Banking degree from Southwestern Graduate School of Banking at Southern Methodist University.

Skills, knowledge and values: Mr. Webb possesses particular knowledge and experience operating financial institutions, as well as strategic planning and finance, that strengthen the Board’s collective qualifications, skills and experience.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking our stockholders to vote on the following advisory resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

As described in detail under the heading “Compensation Discussion and Analysis,” our compensation programs are designed to align a significant portion of each named executive officer’s total compensation with the annual and long-term performance of the Company and the interests of our stockholders. Stockholders are urged to read the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, which discuss in detail how our compensation policies and procedures implement our compensation philosophy.

The vote on this resolution is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. The vote is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Oversight Committee of the Board of Directors. However, the Board of Directors and the Compensation Oversight Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider those stockholders’ concerns, and the Board of Directors and the Compensation Oversight Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote “FOR” the approval of the foregoing resolution approving the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL 3—ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires that we provide our stockholders with the opportunity to vote, on an advisory or non-binding basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this Proposal 3, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every year, every two years, or every three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

The Board of Directors has determined that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

The vote is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Oversight Committee of the Board of Directors. However, the Board of Directors and the Compensation Oversight Committee value the opinions of our stockholders and will take into account the outcome of the vote, along with other relevant factors, when considering the frequency of future advisory votes on executive compensation.

The Proxy Card provides stockholders with the opportunity to choose among four options (holding the vote every year, every two years or every three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The Board of Directors unanimously recommends a vote “FOR” the option of once every year as the preferred frequency for advisory votes on executive compensation.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted formal Corporate Governance Principles, which, in conjunction with our Certificate of Incorporation, Bylaws and Board committee charters, form the framework for our corporate governance. We have an enterprise-wide Code of Ethics that provides formal guidance in an increasingly complex and demanding business environment. The Code of Ethics addresses several areas of corporate citizenship, including conflicts of interest, protection of confidential information, and compliance with various banking laws and regulations. We also have an Ethics Policy that applies to our senior financial officers to ensure that our financial affairs are conducted honestly, ethically, accurately, objectively, consistent with best accounting practices and in compliance with all applicable governmental law, rules and regulations.

Our Corporate Governance Principles, as well as our Code of Ethics and other governance matters of interest to stockholders, are available through our website at www.pcbancorp.com/investors. We will post on this website any amendments to the Corporate Governance Guidelines and Code of Ethics, and any waivers of the Code of Ethics for Directors and executive officers. There were no waivers in 2010.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership composition of the Board. In cases where the Board determines it is advisable to combine the roles of Chairman of the Board and Chief Executive Officer, the independent Directors will designate a lead independent Director.

The position of Chairman of the Board and the office of Chief Executive Officer are currently held by different persons. The duties of the Chairman of the Board include providing strategic leadership and guidance; presiding at the meetings of the Board and executive sessions of independent Directors; calling executive sessions and special meetings of the Board; establishing agendas for meetings of the Board and independent Directors with advice from senior management and outside advisors; advising and consulting with the Chief Executive Officer, other executive officers, including our senior risk officers, and the chairmen of the Board committees regarding strategies, risks, opportunities, and other matters.

Risk Oversight and the Board

The Board is actively involved in and responsible for oversight of risks that could affect the Company. The Board satisfies this responsibility through written or oral reports directly from officers with oversight responsibility for particular risks within the Company. A risk dashboard is submitted regularly to the Board of Directors that reports risk trends, results of strategic and capital plan monitoring, results of regulatory issue monitoring, and financial, credit and operational key risk indicators. The Board is assisted by its committees, which regularly provide reports of their activities and conclusions to the full Board for discussion and acceptance.

The Chairman of the Board and the Chief Executive Officer address risk matters at Board meetings. In addition, other members of senior management, including senior risk and credit officers, regularly provide reports directly to the Board of Directors in the Board meetings.

Director Independence

The Board has affirmatively determined that each non-employee Director (Mr. Bidwell, Dr. Birch, Mr. Ford, Mr. Hambleton, Mr. Hough, Mr. Knopf, Mr. Loomis, Mr. Mackall, Mr. Nightingale and Ms. Odell) is independent in accordance with the Marketplace Rules of the NASDAQ Stock Market, Inc. (“NASDAQ Marketplace Rules”) and that no material relationship exists that would interfere with the exercise of independent judgment in carrying out the responsibilities of any of the Directors. Messrs. Horton, Leis and Webb are employee Directors of the Company. All members of the Audit Committee, Compensation Oversight Committee and Governance  & Nominating Committee are independent Directors.

Board Committees and Membership

The standing committees of the Board of Directors are the Audit Committee, Compensation Oversight Committee, Compliance Oversight Committee, Enterprise Risk Oversight Committee and Governance & Nominating Committee. Each Board committee is governed by a written charter that can be viewed on our website at www.pcbancorp.com and is available in print upon request. The Board and each Board committee have the right at any time to retain independent outside financial, legal or other advisors.

Membership for each of the Board committees as of March 1, 2011, is listed below:

Director	Audit	Compensation Oversight	Compliance Oversight	Enterprise Risk Oversight	Governance & Nominating	Executive
Gerald J. Ford						Chairman
H. Gerald Bidwell	x			x
Edward E. Birch			x		x	x
Richard S. Hambleton Jr.		x		Chairman		x
D. Vernon Horton				x
S. Lachlan Hough	x	x	Chairman			x
Roger C. Knopf			x		Chairman	x
George S. Leis
William R. Loomis Jr.	x	x
John R. Mackall			x	x	x
Richard A. Nightingale	Chairman		x		x
Kathy J. Odell		Chair			x
Carl B. Webb						x

Audit Committee

The Audit Committee exercises general oversight with respect to our overall internal control environment and assures the integrity of our financial statements. The Audit Committee is responsible for the appointment, retention, compensation and oversight of our independent registered public accountants. The Audit Committee also approves the annual audit plan and reviews the scope and results of the procedures for internal auditing, reviews our financial statements and reviews the design and effectiveness of our internal controls and similar functions. Additional information regarding the functions performed by the Audit Committee is set forth in the Audit Committee charter, which can be found on our website at www.pcbancorp.com/investors. In 2010, the Audit Committee held a total of 10 meetings.

The Board has determined that Mr. Nightingale, the Chairman of the Audit Committee, is an “audit committee financial expert” for purposes of the SEC’s rules and that each of the members of the Audit Committee is independent, as defined by the NASDAQ Marketplace Rules, and financially literate. In addition, Audit Committee members meet the following criteria established by the Board:

¡	Each member is independent of management, as defined in our Corporate Governance Principles.

¡

No member has a borrowing relationship with the Company or any subsidiaries or affiliates of the Company that is of such size or importance to the member as to compromise the member’s independence, except those that are permitted under Regulation O of the Federal Reserve Board.

¡	Each member has an understanding of finance, accounting, risk management and auditing and is able to read and understand fundamental financial statements.

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No member is a large customer, director, employee or agent of, or otherwise represents, a large customer of the Company, as such terms are defined in applicable regulations or guidelines of the Office of the Comptroller of Currency, Federal Reserve Board and NASDAQ Marketplace Rules.

Compensation Oversight Committee

The Compensation Oversight Committee exercises general oversight of our compensation and benefit programs and management succession plans for key executives. To assist it in satisfying these oversight responsibilities, the Compensation Oversight Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. The Compensation Oversight Committee is responsible for overseeing our overall compensation structure, policies, and programs, and assessing whether our compensation structure establishes appropriate incentives for management and employees; reviewing and approving the structure and overall size of our incentive pool used to compensate officers and employees; assessing the compensation and performance of the Chief Executive Officer and recommending the Chief Executive Officer’s compensation package to the independent Directors for approval; assessing the performance and approving the compensation of all other executive officers; overseeing our incentive compensation plans, equity-based compensation plans, and benefit plans and approving all of our equity awards; reviewing the compensation of Directors for service on the Board and its committees and recommending changes in the compensation structure to the Board as appropriate; and reviewing our formal succession plan for executive officers and other key employees. Additional information regarding the functions performed by the Compensation Oversight Committee is set forth in the Compensation Oversight Committee charter, which can be found on our website at www.pcbancorp.com/investors. In 2010, the Compensation Oversight Committee held a total of 7 meetings.

Compliance Oversight Committee

The Compliance Oversight Committee exercises general oversight of our regulatory and legal risk. In doing so, the Compliance Oversight Committee reviews our outstanding litigation and regulatory examination reports, reviews and approves our regulatory compliance policies, security policies and business continuity and disaster recovery policies, and reviews our program to mitigate risks through comprehensive insurance programs. Additional information regarding the functions performed by the Compliance Oversight Committee is set forth in the Compliance Oversight Committee charter, which can be found on our website at www.pcbancorp.com/investors. In 2010, the Compliance Oversight Committee held a total of 7 meetings.

Enterprise Risk Oversight Committee

The Enterprise Risk Oversight Committee exercises general oversight of our enterprise risks, including credit risk, market risk, interest rate risk, investment risk, liquidity risk, reputation risk and fiduciary risk. It is responsible for reviewing our strategies to identify, assess, measure and mitigate enterprise risks, reviewing our policies that govern the process for assessing and managing enterprise risks, reviewing benchmarks for any major financial risk, and reviewing steps that management has taken to monitor and control enterprise risks. Additional information regarding the functions performed by the

Enterprise Risk Oversight Committee is set forth in the Enterprise Risk Oversight Committee charter, which can be found on our website at www.pcbancorp.com/investors. In 2010, the Enterprise Risk Oversight Committee held a total of 34 meetings.

Governance & Nominating Committee

The Governance & Nominating Committee exercises general oversight with respect to the governance and effectiveness of the Board of Directors. The Governance & Nominating Committee’s responsibilities include developing, reviewing and recommending to the Board our corporate governance documents, establishing policies regarding conflicts of interests, recommending to the Board those Directors to be selected for membership on the various Board committees, recommending to the Board a slate of nominees for election at the next annual meeting of stockholders and overseeing an annual self-evaluation process of the Board and its committees. Additional information regarding the functions performed by the Governance & Nominating Committee is set forth in the Governance & Nominating Committee charter, which can be found on our website at www.pcbancorp.com/investors. In 2010, the Governance & Nominating Committee held a total of 5 meetings.

Executive Committee

The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by Delaware law. The Executive Committee did not meet in 2010.

Board Meetings, Executive Sessions and Annual Meeting Attendance

The Board and its committees meet regularly throughout the year and convene special meetings as appropriate. Independent Directors also meet in executive sessions throughout the year, including meeting annually to consider and act upon the recommendation of the Compensation Oversight Committee regarding the compensation and performance of the Chief Executive Officer. During 2010, there were 28 meetings of the Board of Directors. No Director attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees on which such Director served during 2010. All continuing Directors are expected to attend our Annual Meeting of Stockholders, and all then-serving Directors attended our 2010 Annual Meeting of Stockholders.

Consideration of Director Nominees

Stockholder Recommendations and Nominees

It is the policy of the Governance & Nominating Committee to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Governance & Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Governance & Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to the Corporate Secretary, Pacific Capital Bancorp, P. O. Box 60839, Santa Barbara, CA 93160-0839.

In addition, nominations for director may be made by any stockholder entitled to vote for the election of directors if proper notice is given in accordance with our Bylaws. Notice of a stockholder’s intention to make any nominations must be made in writing and must be delivered to our Corporate Secretary at our principal executive offices not earlier than the close of business on the one hundred twentieth

(120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the stockholder meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary of the preceding year’s annual meeting, then notice must be in writing and delivered to our Corporate Secretary at our principal executive offices not earlier than the close of business on the one hundred twentieth (120th) day prior to the meeting and not later than the close of business on the later of (i) the ninetieth (90th) day prior to the meeting and (ii) the tenth (10th) day following the public announcement of the meeting date. Such notification must contain the information required by our Bylaws, which include, without limitation: (a) all information about the proposed nominee that would be required in a proxy solicitation under the federal proxy rules; (b) a written statement signed by the proposed nominee acknowledging that as a Director he or she would owe a fiduciary duty under Delaware law exclusively to the Company and our stockholders; (c) a written statement signed by the proposed nominee certifying that he or she is eligible to serve as a Director in accordance with our Bylaws both at the time of the nomination and at the time of the election; and (d) the number of shares of the our common stock beneficially owned by the notifying stockholder. Nominations not made in accordance with these requirements may be disregarded.

Director Qualifications

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominations by the Governance & Nominating Committee for candidates for membership on the Board. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with the core values of the Company. Members should be selected based on their character, judgment, and business experience, as well as their ability to add to the Board’s existing strengths. They should be able to provide insights and practical wisdom based on their experience and expertise; be committed to enhancing stockholder value; and have sufficient time to effectively carry out their duties. Service on other boards of public companies should be limited to a reasonable number. As a general guideline, a Director should be limited to serving on three additional boards of public companies, and two additional boards if such Director serves as a chief executive officer or other senior officer of a public company.

Also under these criteria, employee Directors may not serve as Directors once their employment with the Company ends; an independent Director must tender his or her resignation for consideration by the Governance & Nominating Committee if there is a change in relevant circumstances (such as change of employment or residence or retirement), from that which existed at the time of the election of the Director; and a Director may not stand for re-election after reaching age 72 unless otherwise approved by the Board in its sole discretion based on the specific expertise of the Director. In that regard, the Board approved an extension in March 2011 for Dr. Birch, who has extensive banking experience and consented to serve on the Board for another one-year term.

Although the Company does not have a formal policy with regard to the Board diversity, the Governance & Nominating Committee does seek to ensure that candidates reflect a variety of professional experience, education, skills, business connections, differences of viewpoint and other individual qualities.

Identifying and Evaluating Nominees for Directors

Each year, the Governance & Nominating Committee reviews the appropriate skills and characteristics required of Directors in the context of the current composition of the Board of Directors with the goal of creating a balance of knowledge, experience, diversity, and basic knowledge of the banking industry, financial regulatory system and banking regulations. The Governance & Nominating Committee also regularly assesses the appropriate size of the Board and whether any vacancies on the

Board are expected due to retirement or other events. Candidates considered for nomination to the Board of Directors may come from several sources, including current and former Directors, professional search firms and stockholders. Nominees for Director are evaluated by the Governance & Nominating Committee, which may retain the services of a professional search firm to assist it in identifying or evaluating potential Director nominees.

Communication with the Board of Directors

If you wish to communicate with the Board or any of its Directors, you may send your communication in writing to the Corporate Secretary, Pacific Capital Bancorp, P.O. Box 60839, Santa Barbara, CA 93160-0839. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company. The Corporate Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate Directors. The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances to the Board, but instead will forward such communications to the appropriate department within the Company for resolution. In such cases, the Corporate Secretary will retain a copy of the communication for review by any Director upon such Director’s request.

Transactions with Related Persons

It is the responsibility of each Director and prospective director to disclose to the Board any relationship that could impair his or her independence or any conflict of interest with the Company, including affiliations of a Director or prospective director or an immediate family member (defined as a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone, other than domestic employees) who shares such person’s home, of a Director or prospective director with a (1) customer, supplier, distributor, dealer, reseller or other channel partner of the Company; (2) lender, outside legal counsel, investment banker or consultant of the Company; (3) a significant stockholder of the Company; (4) charitable or not-for-profit institution that has received or receives donations from the Company or (5) competitor or other person having an interest adverse to the Company. This policy is stated as part of our Corporate Governance Principles and can be viewed on the governance documents section of our website at www.pcbancorp.com/investors.

Some of our Directors and the companies with which they are associated are our customers, and we expect to have banking transactions with them in the future. In our opinion, all loans and commitments to lend were made in the ordinary course of our business and were in compliance with applicable laws. Terms, including interest rates and collateral, were substantially the same as those prevailing for comparable transactions with other persons of similar creditworthiness. In our opinion, these transactions do not involve credits which are different than those extended to non-Board customers or present more than a normal risk of collectibility or other unfavorable features. We have a very strong written policy regarding the review of the adequacy and fairness of our banking subsidiary’s loans to its Directors and officers. The full Board reviews and approves Regulation O applicable loans to insiders throughout the year, and the Audit Committee reviews and approves other related party transactions.

One of our Directors, Mr. Mackall, is a partner in the law firm of Seed Mackall LLP, which has provided, and continues to provide, legal services to the Company. These services include representing the Company in real estate leasing matters and litigation. For fiscal years 2008, 2009 and 2010, payments made by the Company have not exceeded 5% of his firm’s gross revenues. Additionally, the firm provides legal services to estates of which the Bank is an executor and trusts of which the Bank is a Trustee. These legal services are not provided directly to the Bank, but rather to estates or trusts in which the Bank has a fiduciary role. The fees and costs billed by Seed Mackall LLP for these services to estates and trusts are excluded for purposes of determining the 5% threshold.

With respect to employees, our Code of Conduct provides written guidelines for outside business interests (sole proprietorship, partnership or ownership of ten percent or more of the stock of any business). Any outside association, business interest or employment must be disclosed in writing by the employee and may require prior approval from the division’s senior leader. Outside association or employment which may present a conflict of interest must be discussed with our internal audit department. The Audit Committee periodically reviews compliance with this Code of Conduct.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Oversight Committee is or has been an officer or employee of the Company or any of its subsidiaries. During 2010, there were no Compensation Oversight Committee interlocks as defined under SEC rules.

DIRECTOR COMPENSATION

Our Director compensation program is designed to attract and retain qualified, independent Directors to represent our stockholders on the Board and act in their best interest. The Compensation Oversight Committee, which consists solely of independent Directors, has responsibility for reviewing and recommending any changes to our Director compensation program. All recommended compensation changes require approval or ratification by the full Board of Directors.

While compensation for Mr. Horton, a part-time employee and Director of the Company, is shown in the Director Compensation Table, his compensation is for employee services. As Named Executive Officers for fiscal year 2010, compensation information for Mr. Webb, Chief Executive Officer, and Mr. Leis, President and Chief Operating Officer, can be found in the “Compensation Discussion and Analysis” and the executive compensation disclosure tables provided within this Proxy Statement. Employee Directors do not receive compensation for their service as Directors.

During fiscal 2010, the Compensation Oversight Committee directly engaged Amalfi Consulting, a compensation consultant, to assist the Compensation Oversight Committee in evaluating the competitiveness of the Director compensation program. The Compensation Oversight Committee instructed Amalfi Consulting to evaluate the form and amount of fees and equity as compared to our peer group and recommend what changes, if any, should be made. During its evaluation process, the Compensation Oversight Committee considered, among other things, recent trends and developments relating to board compensation; compensation provided to directors of the same peer group of institutions used for benchmarking executive compensation (a list of the peer institutions is presented in our “Compensation Discussion and Analysis”), and the impact to the Company of the historic economic recession. Management was not involved in the Compensation Oversight Committee’s evaluation of or recommendations on Board compensation.

The Compensation Oversight Committee examined both the amounts and the components of the Director compensation program, as well as the aggregate overall board compensation costs, and determined that our general Board structure is relatively consistent with the peer group. In addition, the Compensation Oversight Committee determined that the compensation structure and its component amounts (cash retainers, attendance board meeting fees, equity grants, and committee meeting fees) place our Directors in a competitive market position. As a result, the Compensation Oversight Committee recommended to the Board that no adjustments be made to our Director compensation program in 2010, and the Board approved this recommendation.

Our current compensation program for non-employee Directors is shown on the following chart:

Annual Cash Retainer Fee	$30,000
Chairman of the Board Annual Retainer Fee (1)	160,000
Audit Committee Chairman Annual Retainer Fee	15,000
Compensation Oversight Committee Chairman Annual Retainer Fee	12,000
Governance & Nominating Committee Chairman Annual Retainer Fee	8,000
Compliance Oversight Committee Chairman Annual Retainer Fee	5,000
Enterprise Risk Oversight Committee Chairman Retainer Fee	5,000
Board Meeting Attendance Fees	1,000
Committee Meeting Attendance Fees	1,000
Annual Equity Grant Value (applies to all non-employee Directors)	45,000

(1)

Dr. Birch, who served as Chairman of the Board until August 31, 2010, did not receive any additional cash compensation for attending Board or committee meetings during 2010. Effective January 1, 2011, Dr. Birch is compensated under the same structure as other non-employee Directors. Mr. Ford, who became Chairman of the Board on August 31, 2010, elected to receive no compensation from the Company or the Bank in 2010 for his service as Chairman of the Board.

Retainers and meeting fees are paid in quarterly installments. Non-employee Directors are also reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings, and do not receive any perquisites as part of their compensation.

Non-employee Directors also receive an annual equity award valued at approximately $45,000, usually in the form of restricted stock, which is granted subsequent to their election on the date of each annual meeting of stockholders. The 2010 award is discussed in the Director Compensation Chart below.

DIRECTOR COMPENSATION CHART

(as of December 31, 2010)

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1) (c)	Option Awards ($) (2) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (3) (f)	All Other Compensation ($) (4) (g)	Total ($) (h)
Mr. Bidwell	$36,000	$44,895	$—	$—	$—	$—	$80,895
Dr. Birch	160,000	44,895	—	—	—	—	204,895
Mr. Ford	—	—	—	—	—	—	—
Mr. Hambleton	93,000	44,895	—	—	—	—	137,895
Mr. Horton	—	—	—	—	—	43,000	43,000
Mr. Hough	50,333	44,895	—	—	—	—	95,228
Mr. Knopf	84,000	44,895	—	—	—	—	128,895
Mr. Loomis	38,000	44,895	—	—	—	—	82,895
Mr. Mackall	80,000	44,895	—	—	—	—	124,895
Mr. Nightingale	83,000	44,895	—	—	—	—	127,895
Ms. Odell	76,000	44,895	—	—	—	—	120,895

(1)

Non-employee Directors are entitled to receive an annual stock grant valued at approximately $45,000 following the annual meeting of the stockholders pursuant to the terms and conditions of the 2008 Equity Incentive Plan, an omnibus equity plan and predecessor to the current 2010 Equity Incentive Plan. Our current practice is to grant restricted stock, not stock options, to non-employee Directors. On April 29, 2010, each non-employee Director received 205 restricted shares at the closing stock price of $219. The equity was scheduled to vest 12 months from the date of grant, but due to the recapitalization of the Company, which triggered a change-in-control event at August 31, 2010, the equity fully vested as of that date, pursuant to the terms of the 2008 Equity Incentive Plan.

(2)	At December 31, 2010, Dr. Birch had 24 outstanding stock options, and Mr. Knopf had 172 outstanding stock options.
(3)

The Company does not have a pension plan or other supplemental executive retirement plan for non-employee Directors. Non-employee Directors may participate in the Company’s Non-Qualified Deferred Compensation Plan and can elect to defer all or a part of their annual cash retainers and meeting fees. Participants have the option to select from several measurement funds in their deferred compensation account and can specify allocation amounts in increments of 1%. The deferred compensation plan does not provide above-market interest. For further information, see the “Non-Qualified Deferred Compensation Plan” section of this Proxy Statement.

(4)	Mr. Horton received a salary of $43,000 for his service as a part-time employee of the Company.

EXECUTIVE OFFICERS

Biographical information for each of the Company’s current executive officers, other than Messrs. Webb and Leis, whose biographies are provided under the heading “Election of Directors,” is provided below.

Mark K. Olson

Executive Vice President and Chief Financial Officer

Mr. Olson, 47, has served as Executive Vice President and Chief Financial Officer of the Company since July 2010. Prior to joining the Company, he served as Vice President and Finance Director at Goldman Sachs Bank, USA, a commercial banking subsidiary of Goldman Sachs Group, Inc, since April 2008. From June 2005 to March 2008, Mr. Olson served as Director of Finance, Corporate Controller and Treasurer for The Church of Jesus Christ of Latter-day Saints, a non-profit organization. From January 1991 to May 2005, he held a number of senior financial management positions at Westcorp, a diversified financial services holding company for Western Financial Bank, a federally chartered savings bank, and WFS Financial, a nationwide automobile finance company, prior to its acquisition by Wachovia Corporation. Mr. Olson is a Certified Public Accountant and worked in the Financial Services Specialty Group of Ernst & Young LLP. Mr. Olson holds a B.S. in Accounting from Utah State University.

Kenneth A. Shannon, Jr.

Executive Vice President and Chief Risk Officer

Mr. Shannon, 58, has served as Executive Vice President and Chief Risk Officer of the Company since September 2010. From 2008 to September 2010, he was employed as an independent contractor and consultant engaged in various credit risk management and merger/acquisition projects, primarily for the Ford Financial Group. From 2003 to 2008, he served as Chief Risk Officer and Chief Credit Officer for Greater Bay Bancorp, a $7 billion institution comprised of 11 community banks, several specialty finance companies, and a large insurance brokerage business (Greater Bay was acquired by Wells Fargo in 2007). While at Greater Bay, he was responsible for all credit functions, special asset workout, internal audit, compliance and enterprise risk management. Mr. Shannon also spent 10 years at California Federal Bank, FSB in various credit management roles, including Director of Credit Policy and Chief Credit Officer. Mr. Shannon holds a B.A. from Miami University in Oxford, Ohio, and an M.B.A. from the University of San Francisco.

Michael R. Walker

Executive Vice President and Chief Lending Officer

Mr. Walker, 65, has served as Executive Vice President and Chief Lending Officer of the Company since September 2010. Prior to joining the Company, he was with the Ford Banking Group (now Flexpoint Ford), with responsibility for directing due diligence analysis for income property loans on potential bank acquisitions. From November 2002 to April 2004, he served as Executive Vice President and Chief Operating Officer of Citibank Commercial Real Estate Group, where he managed a commercial and multifamily real estate loan portfolio of over 12,000 loans with aggregate loan balances exceeding $10 billion. Mr. Walker was Executive Vice President, Commercial Real Estate, with California Federal Bank, FSB from 1994 to 2002; and Senior Vice President, Director of Covered Assets, First Gibraltar Bank, FSB from 1989 to 1994. Mr. Walker holds a B.A. in Business Administration from North Texas State University and completed post-graduate studies in real estate at Southern Methodist University.

Lisa M. Watson

Executive Vice President and Community Banking & Wealth Management Executive

Ms. Watson, 53, has served as Executive Vice President and Community Banking & Wealth Management Executive since January 2010. Ms. Watson joined the Company in March 2009 serving as Wealth Management Director. Prior to joining the Company, she served as Market Executive of Bank of America from 2004 and 2009, where she led Bank of America’s Premier Banking & Investment team. She previously served Bank of America in a number of senior management positions, including as Consumer Banker Executive, leading two Southern California Retail Banking Divisions from 1996 to 2004, where she managed 61 branches in Ventura, Santa Barbara, San Luis Obispo, the San Fernando Valley, Santa Clarita Valley, and the Antelope Valley. Ms. Watson began her banking career with Security Pacific National Bank. Ms. Watson received her B.A. in Accounting from California State University, Fresno, and a Graduate Banking degree from Southwestern Graduate School of Banking at Southern Methodist University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) describes our foundational compensation philosophy, our practices for establishing the remuneration programs for our named executive officers (“NEOs”), which include all individuals who served as a Principal Executive Officer or Principal Financial Officer in 2010 and the three most highly-compensated other executive officers as of December 31, 2010 and the regulatory requirements that have influenced our executive compensation practices. Our NEOs for 2010 consisted of the following individuals:

¡	President and Chief Executive Officer (“CEO”), Carl B. Webb

¡	Former CEO and Current President and Chief Operating Officer (“COO”), George S. Leis;

¡	Executive Vice President and Chief Financial Officer (“CFO”), Mark K. Olson;

¡	Former Interim CFO, Donald E. Lafler;

¡	Former Executive Vice President and CFO, Stephen V. Masterson;

¡	Executive Vice President and Chief Risk Officer, Kenneth A. Shannon;

¡	Executive Vice President and Chief Lending Officer, Michael R. Walker; and

¡	Executive Vice President and Community Banking & Wealth Management, Lisa M. Watson.

Capital Purchase Program — Executive Compensation Requirements

On November 21, 2008, the Company completed the sale to the United States Department of the Treasury (“Treasury”) of $180.6 million of preferred stock and warrants as part of the Troubled Asset Relief Program Capital Purchase Program (“TARP CPP”). As a participant in the TARP CPP, the Company was required to conform its executive compensation arrangements to comply with the provisions of the Economic Emergency Stimulus Act of 2008 (“EESA”). As part of the American Recovery and Reinvestment Act of 2009 (“ARRA”), Congress enacted new and revised executive compensation requirements that also affected the Company as a participant in the TARP CPP. In June 2009, Treasury released regulations for executive compensation under EESA, as amended by ARRA, in an Interim Final Rule (“IFR”). In November 2009, Treasury announced technical corrections to the IFR which applied to our Senior Executive Officers (“SEOs”) previously subject to EESA and ARRA requirements as well as additional officers as defined by the IFR. A summary of the IFR requirements that governed our compensation practices during the portion of 2010 in which we were a TARP participant include:

¡	A prohibition on payment or accrual of cash incentive compensation, bonus, or retention awards to the top five most highly compensated employees (“MHCEs”);

¡	A prohibition on stock option grants to these same five MHCEs;

¡

A prohibition on incentive compensation paid in stock to the five MHCEs, except for limited grants of restricted stock that may not vest prior to two years following the date of grant, have transferability restrictions related to the Company’s Capital Purchase Plan preferred shares repayment, and are limited in value to 1/3 of current year total compensation;

¡	A prohibition on compensation programs that may encourage employees to take unnecessary and excessive risks, or any compensation plan that encourages manipulation of reported earnings;

¡	A requirement that the Compensation Oversight Committee and the Chief Risk Officer of the Company conduct a risk review of the compensation programs at the Company semi-annually;

¡

A requirement to include “clawback” or incentive compensation recovery provisions for the SEOs and the next 20 MHCEs for any bonus or incentive compensation they receive that was based upon statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate;

¡	A prohibition on payments of tax-gross ups to any SEO or the next 20 MHCEs, which are reimbursements to cover taxes owed by officers with respect to any compensation;

¡	A prohibition on providing any golden parachute or severance payments to an SEO or the next 5 MHCEs;

¡	A reduction of the compensation deduction limit pursuant to Section 162(m)(5) to $500,000 from its previous level of $1,000,000;

¡	Providing stockholders with an opportunity to cast nonbinding advisory votes on executive compensation (“say on pay”);

¡	Establishment of an independent compensation committee;

¡	Establishment of polices regarding excessive luxury expenditures; and

¡	Providing certifications of compliance with these ARRA provisions.

On August 31, 2010, SB Acquisition Company, LLC (“SB Acquisition”) acquired an interest in the Company sufficient to constitute a “Change in Control” under the IFR. Because SB Acquisition is not a TARP recipient, the above requirements no longer apply to the NEOs or any other employees of the Company. Thus, in fiscal year 2010, the compensation arrangements of the NEOs were subject to the above restrictions between January 1, 2010 and August 31, 2010 (the “TARP Period”).

Compensation Philosophy and Guiding Principles

Our compensation philosophy is based upon the premise that creation of long-term stockholder value is in large part dependent upon the capability, dedication and performance of our executives. Our guiding principles include the recognition that our ability to attract and retain key talent is essential to our success. The objectives of the Company’s executive compensation programs are to align a significant portion of each executive officer’s total compensation with the annual and long-term performance of the Company and the interests of the Company’s stockholders. The Company and the Compensation Oversight Committee of the Board of Directors (the “Committee”) believe our compensation philosophy, policies and objectives outlined in this CD&A are appropriately designed with the necessary flexibility and discretionary authority to allow us to effectively attract, retain and compensate the NEOs during times of positive performance and in times of weak performance while assuring that our officers and employees are not encouraged to take unnecessary or imprudent risk.

Roles and Responsibilities in Determining Executive Compensation

The Committee exercises general oversight of our compensation and benefit programs and management succession plans for key executives. To assist it in satisfying these oversight responsibilities, the Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. The Committee is responsible for, among other things, overseeing our overall compensation structure, policies, and programs, and assessing whether our compensation structure establishes appropriate incentives for management and employees; reviewing and approving the structure and overall size of our incentive pool used to compensate officers and employees; assessing the compensation and performance of the Chief Executive Officer and recommending the Chief Executive Officer’s compensation package to the independent Directors for approval; assessing the performance and approving the compensation of all other executive officers; and overseeing our incentive compensation plans, equity-based compensation plans, and benefit plans and approving all of our equity awards.

In 2010, the Committee presented its recommendations to the non-employee Directors for approval. The Committee reviewed with the non-employee Directors its process and deliberations in evaluating the CEO’s performance considering the effect of market forces, changes in strategy and priorities, as well as any specific challenges faced or overcome by the CEO, to reach a determination of fair and reasonable compensation for the CEO. The non-employee Directors approved the Committee’s recommendation.

In making determinations regarding compensation for other executive officers, the Committee considered the recommendations of the CEO and the input received from its compensation consultant, Amalfi Consulting. Because the CEO works most closely with and supervises our executive team, the Committee believed that he provided valuable insight regarding their performance. Accordingly, the CEO provided the Committee with his assessment of each individual’s performance relative to his or her responsibilities and pre-established corporate and individual goals in the prior fiscal year. The Committee also considered publicly available information regarding the competitive market for talent, and reviewed the peer group compensation analysis provided by its compensation consultant. The CEO also provided the Committee with additional information regarding the effect, if any, of market forces, changes in strategy or priorities, as well as any specific challenges faced or overcome by each individual during the fiscal year.

The Committee has absolute discretion as to whether it approves the CEO’s recommendations for the other executive officers or makes adjustments, as it deems appropriate. The chart below summarizes the authorities and decision process in determining executive compensation.

	Plan/Governance	Role in Decision Process
		CEO	Compensation Oversight Committee	Board of Directors
CEO

Base Salary		No input	Reviews and recommends	Approves

Variable Compensation	Performance-Based Annual Incentive Plan	No input	Reviews and recommends	Approves

Long-Term Incentives	Equity Incentive Plans	No input	Reviews and recommends	Approves
Section 16 Officers (includes NEOs)

Base Salary		Reviews and recommends	Approves

Variable Compensation	Performance-Based Annual Incentive Plan	Reviews and recommends	Approves

Long-Term Incentives	Equity Incentive Plans	Reviews and recommends	Approves

In early 2010, the Committee engaged Amalfi Consulting to act as consultant to the Committee on all compensation matters. The scope of this engagement included:

¡	Total compensation analysis for the CEO (including base salary, annual cash incentive targets, long-term incentive targets and other compensation);

¡	Total compensation analysis for the NEOs and other senior officers (including base salary, annual cash incentive targets, long-term incentive targets and other compensation);

¡	Proxy Statement review and assistance;

¡	Board of Directors compensation review;

¡	Incentive Plan award opportunity analysis; and

¡	Review and comment on programs and recommendations proposed by management, including executive pay programs, the peer group, and benefit programs.

During the TARP Period, Amalfi Consulting also provided services to management from time to time, with the approval of the Committee. We do not believe that the arrangement presented any conflicts of interest because the consulting agreement was directly with the Committee, and the Committee Chairman pre-approved any services provided by Amalfi Consulting to management. The compensation consultant did not provide other non-executive compensation related services such as retirement or welfare plan administration.

In September 2010, the Committee terminated its consulting agreement with Amalfi Consulting and engaged Pay Governance LLC to act as consultant to the Committee on all compensation matters. In addition to performing the services previously delivered to the Committee by Amalfi Consulting, Pay Governance has been contracted to design a new annual incentive program for the NEOs and other executive officers.

The Peer Group

In early 2010, Amalfi Consulting provided compensation data from a peer group of 19 banking institutions ranging in asset size from $4 billion to $16.5 billion (the “Peer Group”) to assist the Committee in evaluating the competitiveness of the Company’s executive compensation programs. The Peer Group banks have business model concentrations in wealth management and consumer and commercial loans similar to the Company. The Committee generally reassesses its Peer Group on an annual basis and modifies the Peer Group as it determines necessary to include those banking institutions it considers to be similar to the Company’s business model. The Peer Group is also constructed with attention to geographical disbursement to provide national as well as regional comparables.

The Committee reviewed our relative ranking within the Peer Group with regard to various measures including total assets, asset growth, return on average assets, return on average equity, net interest margin, efficiency ratio, earnings per share growth, non-performing assets as a percent of total assets, total three-year returns, number of branches, and consumer and commercial loan percentages. The Committee believed that surveying measures such as base salaries, cash compensation and total compensation paid by companies in the Peer Group served as a useful comparative tool. However, the Committee recognized that executives in different companies may play significantly different roles, even though they may hold the same position title. Moreover, it is not possible to determine from the available information about Peer Group compensation anything relating to the respective qualitative factors that may influence compensation, such as the performance of individual executives or their perceived importance to their company’s business. The Committee used the Peer Group information only as a guide and reference to “benchmark” compensation for the NEOs and other executive officers. For these reasons, the Committee also considered the duties of the position, regional market compensation, and the relative position of the executive within the Company’s management structure.

The Peer Group that was used to evaluate NEO compensation in 2010 is listed below.

City National Corporation, Beverly Hills, CA	First Midwest Bancorp, Inc., Itasca, IL

Susquehanna Bancshares, Inc., Lititz, PA	Boston Private Financial Holdings, Inc., Boston, MA

East West Bancorp, Inc., Pasadena, CA	CVB Financial Corp., Ontario, CA

PrivateBancorp, Inc., Chicago, IL	Central Pacific Financial Corp., Honolulu, HI

Wintrust Financial Corporation, Lake Forest, IL	Western Alliance Bancorporation, Las Vegas, NV

SVB Financial Group, Santa Clara, CA	Sterling Bancshares, Inc., Houston, TX

First Niagara Financial Group, Inc., Lockport, NY	Texas Capital Bancshares, Inc., Dallas, TX

Glacier Bancorp, Inc., Kalispell, MT	Banner Corporation, Walla Walla, WA

Umpqua Holdings Corporation, Portland, OR	PacWest Bancorp, San Diego, CA

Westamerica Bancorporation, San Rafael, CA

Pay Governance’s scope of work includes assessing the comparability of the companies included in the Peer Group and making recommendations to the Committee for changes as it deems appropriate. Any changes to the Peer Group that are adopted by the Committee will be used for determining NEO compensation in fiscal year 2011.

Elements of Total Compensation

The executive compensation programs provided to the NEOs are generally comprised of three principal elements: base salary; short term performance incentives primarily in the form of cash bonuses and long-term performance incentives in the form of equity-based compensation. However, these general parameters were restricted by the IFR during the TARP Period. Upon expiration of the TARP Period (i.e., August 31, 2010), the executive compensation restrictions of the IFR no longer applied to the Company.

Base Salary

The Committee reviews the NEOs’ base salaries annually and considers a number of factors, including the executives’ experience, sustained level of performance in the position, and base salary paid to comparable executives of the Peer Group. In addition to the Peer Group data, the Committee also reviews other survey data annually. In order to obtain the most representative compensation data for an executive officer based on his/her unique scope or responsibility, the Committee may look at compensation data for senior executives at companies other than those included in the Peer Group in setting base salary.

CEO 2010 Base Salary Decisions

The Committee reviews CEO performance throughout the year, but generally makes adjustments to compensation, if any, in March following its review of performance in the prior fiscal year. The Committee met in February 2010 to establish the CEO’s compensation for 2010. In establishing CEO compensation, the Committee typically considers corporate financial performance, the CEO’s specific performance against goals, including qualitative goals, and Peer Group and other market data for this position. For the 2010 fiscal year, the Committee was assisted in its deliberations regarding CEO compensation by Amalfi Consulting. During the TARP Period, Mr. Leis served as the CEO of the Company. No adjustment was made to Mr. Leis’ base salary in 2010. Upon the recapitalization of the Company on August 31, 2010, which ended the TARP Period, Mr. Webb was appointed as the CEO of the Company, and Mr. Leis assumed the position of President and COO. For the remainder of 2010,

Mr. Webb elected to not receive a base salary or any incentive-based compensation from the Company or Pacific Capital Bank, N.A. Mr. Webb receives compensation from GJF Financial Management LLC for services provided pursuant to a management fee arrangement with Ford Financial Fund, L.P., the parent company of SB Acquisition.

2010 Base Salary Decisions for the Other NEOs

Pursuant to our compensation philosophy and policies, the CEO recommends base salary levels for the NEOs to the Committee. In February 2010, the CEO met with the Committee to review the performance of each of the NEOs against pre-established objectives, as well as their individual contributions and leadership abilities. In light of a base salary freeze announced by the Company in 2009, macro and micro-economic, conditions and the Company’s 2009 performance results, the CEO recommended no base salary adjustments at that time for the NEOs. In evaluating the CEO’s recommendations, the Committee also considered the Executive Officers’ Peer Group analysis presented by Amalfi Consulting and compared base salary ranges for the NEOs to the 50th percentile. The Committee approved the CEO’s recommendation to make no adjustments to the other NEO’s base salaries for fiscal year 2010.

Mr. Masterson resigned from the Company as CFO on December 3, 2009, effective as of March 12, 2010. As a result, Mr. Masterson was not considered for a base salary increase for 2010. Until a new CFO was appointed, Mr. Lafler served as interim CFO and was paid a base salary during that time of $225,000. On April 9, 2010, the Company hired Mr. Olson to serve as the Company’s CFO, subject to regulatory approval, which was obtained in July 2010. In October 2010, the Committee approved a $75,000 increase in Mr. Olson’s annual base salary, raising it from $225,000 to $300,000.

Incentive Compensation

In 2010, the Company was restricted during the TARP Period from providing any form of bonus or incentive pay to the top five most highly compensated employees, with the exception of “long-term restricted stock.” In addition to the TARP restrictions, the Company’s performance was not in alignment with its strategic goals or annual objectives. As a result, the Committee elected not to award any cash incentive payments in fiscal year 2010. The Committee and the Board of Directors are evaluating various incentive plan designs and performance metrics for the NEOs and other executive officers in light of the recapitalization of the Company and resulting strategic objectives.

Equity-Based Compensation

In principal, the Committee believes that equity-based compensation aligns the interest of our executives with those of our stockholders. While short-term cash incentives support our “pay-for-performance” compensation philosophy, the Committee believes that long-term incentives serve both as a retention mechanism and as a means to focus our executives on long-range strategic goals, sustainable growth and overall performance. In February 2010, Mr. Leis was granted 300 shares of IFR compliant restricted stock (i.e., “long-term restricted stock”) based on his performance in 2009 with respect to certain critical non-financial performance objectives. At the same time, Ms. Watson was granted 100 shares of restricted stock and an option to purchase 30 shares of Company stock as a result of her promotion to EVP of Community Banking & Wealth Management. In July 2010, the Committee awarded Mr. Olson 300 shares of restricted stock as a result of his appointment to CFO. Effective as of December 29, 2010, the Company adopted the 2010 Equity Incentive Plan, which was approved by the Company’s stockholders on December 1, 2010. The Committee did not make any awards to the NEOs in 2010 under the 2010 Equity Incentive Plan.

Benefits and Perquisites

In 2010, the NEOs were generally eligible for the same health and dental insurance, life and accidental death insurance, disability insurance, and other similar benefits as the rest of our salaried employees. The Company does not offer a non-qualified defined benefit pension plan. To develop business relationships and potential clients, we also reimburse certain senior executives for membership dues and provide a monthly car allowance of $1,000 for those executives whose responsibilities require automobile travel within our market area. As required under the IFR, the Company adopted and implemented an Excessive Luxury or Expenditures Policy in 2009, which remained in effect throughout the TARP Period. The policy was terminated upon the completion of the TARP Period.

Executive Employment Agreements

With the exception of Mr. Leis, none of the NEOs are subject to an employment agreement with the Company or the Bank. On March 11, 2010, upon the expiration of Mr. Leis’ former three-year employment agreement, Mr. Leis entered into a new three-year employment agreement with the Company and the Bank, effective as of April 2, 2010, in his capacity at the date of agreement as President and Chief Executive Officer of the Company and the Bank.

The material provisions of Mr. Leis’ employment agreement include: (a) a salary of $600,000 per year; (b) annual cash and/or equity bonuses based upon Mr. Leis’ accomplishment of business, financial, and other goals established by the Board of Directors of the Bank; (c) participation in the Bank’s deferred compensation program; (d) eligibility to participate in group benefits and programs of the Bank; and (e) reimbursement for reasonable, ordinary, and necessary business expenses incurred by Mr. Leis in connection with the performance of his duties as President and Chief Executive Officer of the Bank. If Mr. Leis’ employment is terminated in connection with a disability, he will be entitled to receive for a period of twelve months an amount equal to the difference between any disability payments provided by the Bank’s insurance plans and his then current salary, and all unvested stock options and restricted stock shall become immediately vested. If Mr. Leis’ employment is terminated as a result of his death, all unvested stock options and restricted stock shall become immediately vested.

During the TARP Period, the above provisions were limited by the executive compensation restrictions set forth in the IFR. Upon conclusion of the TARP period, these restrictions no longer applied. Although the IFR prohibition on severance benefits and/or change-in-control benefits no longer applied, the Company and the Bank were prohibited throughout 2010 from making any such payments to Mr. Leis under Section 18(k) of the Federal Deposit Insurance Act, with the exception of the severance payments payable upon Mr. Leis’ termination employment due to death or disability. On October 10, 2010, Mr. Leis’ employment agreement was amended to reflect his change in title and duties from President and Chief Executive Officer to President and Chief Operating Officer. With the exception of the change in Mr. Leis’ title and duties, all other material provisions remained unchanged.

Deductibility Compliance

The accounting treatment for compensation of the Company’s employees is discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, in the following notes to the Consolidated Financial Statements of the Company: Note 1, Summary of Significant Accounting Policies; Note 18, Postretirement Benefits; Note 19, Employee 401K and Stock Ownership Plans; and Note 21, Shareholders’ Equity.

While Treasury holds an equity or debt position in the Company under the TARP CPP, no deduction will be claimed for federal income tax purposes for executive compensation that would not be deductible if 26 U.S.C. 162(m)(5) were to apply to the financial institution.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the Company’s highest paid executive officers, however, the statute exempts qualifying performance-based compensation from the deduction limit when specified requirements are met. Section 162(m)(5) generally reduces the $1 million deduction limitation to $500,000 for certain taxable years and provides that certain exceptions to the deduction limitation, including the exception for performance-based compensation, are not applicable. This requirement effectively limits deductible compensation paid to the CEO and the three most highly compensated executive officers (other than the CEO and CFO) to $500,000.

The Company anticipates that approximately $67,000 of compensation for Mr. Leis will be nondeductible for the 2010 tax year under this limitation. As part of our overall review of executive compensation, the Committee will continue to monitor the cost of the lost tax deduction. At this time, we believe that our compensation practices are market-based and appropriate.

Compensation Committee Report

The following Compensation Oversight Committee Report should not be deemed filed or incorporated by reference into any other document, including Pacific Capital Bancorp’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report into any such filing by reference.

The Compensation Oversight Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 401(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Oversight Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement. In addition, the Compensation Oversight Committee certifies that during the TARP Period:

It reviewed with the senior risk officer the senior executive officer (“SEO”), as defined by the IFR, compensation plans and has made all reasonable efforts to ensure that these plans did not encourage the SEOs to take unnecessary and excessive risks that threaten the value of Pacific Capital Bancorp;

It reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Pacific Capital Bancorp; and

It reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Pacific Capital Bancorp to enhance the compensation of any employee.

This certification and narrative are being provided in accordance with the requirement of the Interim Final Rule of the United States Treasury, TARP Standards for Compensation and Corporate Governance, issued June 15, 2009.

Pacific Capital Bancorp Compensation Oversight Committee

Kathy Odell, Chair

Richard S. Hambleton, Jr.

S. Lachlan Hough

William R. Loomis, Jr.

SUMMARY COMPENSATION TABLE

(As of December 31, 2010)

The following Summary Compensation Table includes salary, bonus, other compensation, long-term compensation, and compensation expense computed according to the aggregate grant date value under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC 718”), for equity awards made in and prior to 2010 for the Named Executive Officers.

Name and Principal Position (1) (a)	Year (b)	Salary (2) ($) (c)	Bonus (3) ($) (d)	Stock Awards (4) ($) (e)	Option Awards (4)(5) ($) (f)	Non-Equity Incentive Plan Compen- sation ($) (g)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings (6) ($) (h)	All Other Compen- sation (7) ($) (i)	Total ($) (j)
Carl B. Webb,	2010	$—	$—	$—	$—	$—	$—	$—	$—
CEO

George S. Leis,	2010	600,000	10,000	32,400	—	—	—	24,406	666,806
Current President and COO and Former CEO	2009	600,000	10,000	70,000	—	—	—	43,333	723,333
	2008	580,769	5,000	200,005	198,756	—	—	17,897	1,002,427

Mark K. Olson,	2010	174,519	100,000	21,600	—	—	—	40,020	336,139
EVP and CFO

Donald Lafler,	2010	197,031	—	—	—	—	—	—	197,031
Former Interim CFO

Stephen V. Masterson,	2010	82,384	—	1,791	—	—	—	53,892	138,066
Former EVP, CFO and COO	2009	342,231	85,000	49,999	—	—	—	12,672	489,902
	2008	243,750	100,000	114,950	49,950	—	—	—	508,650

Kenneth A. Shannon,	2010	109,499	—	—	—	—	—	244,164	353,663
EVP and Chief Risk Officer

Michael R. Walker,	2010	109,499	—	—	—	—	—	129,905	239,404
EVP and Chief Lending Officer

Lisa M. Watson,	2010	213,269	8,000	10,800	95	—	—	13,117	245,281
EVP and Community Banking & Wealth Management Executive

(1)

Mr. Webb, who was appointed Chief Executive Officer on August 31, 2010, elected not to receive a base salary or any incentive-based compensation from the Company or Pacific Capital Bank, N.A. in 2010. Mr. Olson was appointed Executive Vice President and Chief Financial Officer effective as of July 15, 2010. Mr. Lafler, former Chief Financial Officer of the Company from July 1995 to March 2006, was appointed as Interim Chief Financial Officer on January 26, 2010 and held the position until Mr. Olson’s appointment in July 2010. Mr. Masterson, former Executive Vice President and Chief Financial & Operating Officer, resigned from the Company on December 3, 2009, which was effective March 12, 2010. Mr. Shannon was appointed Executive Vice President and Chief Risk Officer on September 1, 2010. Mr. Walker was appointed Executive Vice President and Chief Lending Officer on September 1, 2010. Ms. Watson assumed the leadership of the Community Banking Division and was promoted to Executive Vice President on January 31, 2010.

(2)	Amounts in column (c) represent 2010 salaries earned by the NEOs.
(3)

Amounts in column (d) for Mr. Leis represent the fifth installment of a 10-year signing bonus earned in 2010 pursuant to his original employment offer letter of March 3, 2006. The amounts in this column also include a $100,000 signing bonus to Mr. Olson and a $8,000 bonus to Ms. Watson upon her promotion to Executive Vice President.

(4)

Pursuant to new SEC regulations regarding the valuation of equity awards, amounts in columns (e) and (f) represent the applicable full grant date fair values of stock awards and stock options in accordance with ASC 718, excluding the effect of forfeitures. To facilitate year-to-year comparisons, the SEC regulations require companies to present recalculated disclosures for each preceding fiscal year required under the rules so that equity awards and stock options reflect the applicable full grant date fair values, excluding the effect of forfeitures. The total compensation column is recalculated accordingly.

(5)

The fair values of stock options disclosed in column (f) are estimated at the date of grant using a binomial option-pricing model (“Pricing Model”). Assumptions used in the calculation of these amounts are included in Note 21, Shareholders’ Equity to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(6)	The Company does not have a defined benefit retirement plan for the NEOs. The deferred compensation plan does not provide above-market interest.
(7)

The components of the All Other Compensation column are listed below and include 401(k) matching contributions by the Company during the first quarter 2010, consultant compensation, and car allowances.

ALL OTHER COMPENSATION

Named Executive Officer	401(k) Matching Contributions ($)	Consultant Compensation (1) ($)	Car Allowances ($)	Perquisites (2) ($)	Total Other Compensation ($)
Mr. Webb	$—	$—	$—	$—	$—
Mr. Leis	12,406	—	12,000	—	24,406
Mr. Olson	—	—	9,000	31,020	40,020
Mr. Lafler	—	—	—	—	—
Mr. Masterson	7,586	—	2,000	44,306	53,892
Mr. Shannon	—	167,164	4,000	73,000	244,164
Mr. Walker	—	125,905	4,000	—	129,905
Ms. Watson	2,117	—	11,000	—	13,117

(1)	Prior to becoming employees of the Company, Mr. Shannon and Mr. Walker received $167,164 and $125,905, respectively, for services as consultants from February through August 2010.
(2)

The “Perquisites” column includes (a) a payout of $31,020 to Mr. Olson for relocation expenses, (b) a payout of $44,306 to Mr. Masterson for unused vacation and (c) a payout of $73,000 to Mr. Shannon for relocation expenses.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	All Other Stock Awards: (1) Number of Shares of Stock or Units (#) (i)	All Other Option Awards: (2) Number of Securities Under- lying Options (#) (j)	Grant Date Fair Value of Stock and Option Awards (3) ($/Sh) (l)
Mr. Webb	—	—	—	$—
Mr. Leis	2/12/2010	300	—	32,400
Mr. Olson	7/02/2010	300	—	21,600
Mr. Lafler	—	—	—	—
Mr. Masterson	—	—	—	—
Mr. Shannon	—	—	—	—
Mr. Walker	—	—	—	—
Ms. Watson	2/09/2010 2/12/2010 2/12/2010	— 100 —	30 — 100	21 10,800 74

(1)

Restricted stock awards granted in 2010 were scheduled to vest over a four-year period in 25% annual increments on the grant date anniversary. As discussed in the CD&A, SB Acquisition acquired an interest in the Company on August 31, 2010, sufficient to constitute a “change in control” under the IFR. Restricted stock granted to Mr. Leis after February 11, 2009, was subject to vesting restrictions during the TARP Period (between January 1, 2010 and August 31, 2010). Following the change-in-control event on August 31, 2010, restricted stock awards granted under the 2008 Equity Incentive Plan were fully vested, pursuant to the change-in-control provisions of the Plan.

Ms. Watson received 100 shares of restricted stock following her promotion to Executive Vice President in January 2010, and Mr. Olson received 300 shares of restricted stock prior to his appointed as Chief Financial Officer on July 15, 2010. Mr. Olson and Ms. Watson were not subject to the TARP restrictions, as they were not considered among the five most highly-compensated executive officers of the Company during the previous fiscal year of 2009. As a result, their 2010 restricted stock awards fully vested in 2010 as a result of the change in control transaction.

(2)

Ms. Watson received 30 shares of nonqualified stock options upon her promotion to Executive Vice President. Nonqualified stock options did not vest upon the change-in-control event and continue to vest pursuant to the terms and conditions of Ms. Watson’s underlying stock option agreement. Generally, stock option awards are exercisable in cumulative 20% installments on each anniversary grant date and expire ten years from the date of grant. All options granted under the 2008 Equity Incentive Plan have an option price set at 100% of the market value of the closing price of the Company’s common stock on the date of the grant. Vesting schedules for most grants of employee stock options prior to October 2007 provided for cumulative 20% installments (20% after six months and 20% on each grant date anniversary thereafter). Stock options granted under the 2002 Plan and the 2008 Plan expire ten years from the date of grant.

(3)

The amounts in column (l) reflect the grant date fair value of restricted stock grants during 2010. The grant date price of restricted stock made to Mr. Leis on February 12, 2010 was $108.00 per share; to Mr. Olson on July 2, 2010 was $72.00 per share; and to Ms. Watson on February 9, 2010 and February 12, 2010 was $104.00 and $108.00 per share, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) N/A	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A
Mr. Webb	—	—	—	$—	—	—	$—	—	$—
Mr. Leis	100	—	—	3,364.00	3/20/16	74	2,091	—	—
	42	10		3,200.00	3/01/17	300	8,478
	64	45		3,168.00	4/02/17
	132	198		2,102.00	2/22/18
Mr. Olson	—	—	—	—	—	—	—	—	—
Mr. Lafler	—	—	—	—	—	—	—	—	—
Mr. Masterson	—	—	—	—	—	—	—	—	—
Mr. Shannon	—	—	—	—	—	—	—	—	—
Mr. Walker	—	—	—	—	—	—	—	—	—
Ms. Watson	—	30	—	104.00	2/07/20	—	—	—	—
	—	100	—	108.00	2/12/20	—	—	—	—

(1)

Stock options granted generally have a 10-year term and vest over a five-year period in 20% increments on the one-year anniversary grant date. Pursuant to Mr. Leis’ 2007 Employment Agreement, his April 2, 2007, stock option grant has a 10-year term and vests over a five-year period in equal 20% installments on each grant date anniversary. Restricted shares that were granted under the 2008 Equity Incentive Plan became immediately vested under the terms of such plan on August 31, 2010, the “change in control” date.

(2)

This column represents the unvested shares for restricted stock awards granted in 2006 through 2010. The number of unvested shares for each individual grant is detailed in the chart following footnote (3) below.

(3)

This column represents the aggregate market value of unvested restricted shares, which are calculated by multiplying the number of restricted shares by the Company’s closing share price of $28.26 on December 31, 2010. The market value for the unvested shares is detailed in the chart below.

Named Executive Officer	Grant Date	Unvested Restricted Shares (#)	Market Value ($)
Mr. Leis	3/20/2006	20	$565
	3/01/2007	11	311
	4/02/2007	12	339
	2/22/2008	31	876
	2/12/2010	300	8,478

The vesting schedules for the NEO’s outstanding restricted stock holdings listed in footnote (3) are summarized in the table below.

Grant Date	Remaining Vesting Dates	Vesting Schedule	NEOs
3/20/2006	3/20/2011	33% on each grant date anniversary	Mr. Leis
3/01/2007	3/01/2011 3/01/2012	30% on 4th grant date anniversary and 40% on 5th grant date anniversary	Mr. Leis
4/02/2007	4/02/2011 4/02/2012	20% on each grant date anniversary	Mr. Leis
2/22/2008	2/22/2011	25% on each grant date anniversary	Mr. Leis

*	The 300 restricted shares granted to Mr. Leis on February 12, 2010 fully vested in January 2011 as a result of the change in control transaction.

OPTION EXERCISES AND STOCK VESTED

(As of December 31, 2010)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
Mr. Webb	—	—	—	$—
Mr. Leis	—	—	55	7,974
Mr. Olson	—	—	300	9,150
Mr. Lafler	—	—	—	—
Mr. Masterson	—	—	—	—
Mr. Shannon	—	—	—	—
Mr. Walker	—	—	—	—
Ms. Watson	—	—	100	8,434

(1)

The number of vested shares in the chart above reflects the gross amount of shares, without netting any shares surrendered to pay taxes. The aggregate dollar amount realized upon vesting was calculated by multiplying the number of shares by the fair market value on the vesting date. The vesting for each individual grant is detailed in the chart below.

Named Executive Officer	Date of Restricted Stock Vesting		Shares Vested (#)	Vesting Price ($)
Mr. Webb	—		—	$—
Mr. Leis	2/22/2010 3/01/2010 3/20/2010 4/02/2010		32 2 15 6	121.76 141.60 176.00 192.46

Mr. Olson	12/3/2010	(1)	300	30.50

Mr. Lafler	—		—	—

Mr. Masterson	—		—	—

Mr. Shannon	—		—	—

Mr. Walker	—		—	—

Ms. Watson	8/31/2010	(1)	100	84.34

(1)	Restricted shares that were granted under the 2008 Equity Incentive Plan were subject to automatic vesting as a result of the change in control transaction.

Non-Qualified Deferred Compensation Plan

The Company established the Pacific Capital Bancorp Deferred Compensation Plan (“DCP”) to provide senior officers with a tax-efficient means to save for retirement. The Board of Directors determined (based on market practices) that the DCP would enable the Company to compete more effectively in the market for executive talent. The Company does not formally fund the DCP, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the DCP. When such payments are due, the cash will be distributed from the Company’s general assets. The Company has purchased bank-owned life insurance to fund this liability.

The DCP was amended on January 1, 2005, to comply with Internal Revenue Code Section 409A, which, among other things, prescribes rules regarding the timing of deferral elections and distributions. The DCP allows the Board of Directors and certain executives to save pre-tax dollars in a tax-deferred retirement program. Payouts of deferred compensation under the DCP begin upon retirement, termination of employment, disability or death or previously elected payment date. However, in the event of an unforeseeable financial emergency and approval of the Compensation Oversight Committee, a participant may be allowed to access funds earlier. Benefits can be received either as a lump-sum payment or in annual installments.

Senior officers, including the NEOs, may defer up to 90% of their annual salary and up to 100% of their commission or bonus and can specify allocation amounts in increments of 1%. The Board of Directors may defer up to 100% of their Director fees. The deferred amounts are credited with gains and/or losses based upon the participant’s selection of a wide-range of measurement funds, including international, U.S. equity, bond and money market measurement funds. If a participant does not elect any measurement fund, the account balance is automatically allocated into the lowest-risk measurement fund. The performance of each fund (either positive or negative) is determined on a daily basis based on the manner in which a participant’s account balance has been allocated among the funds.

Participants elect a future date when they would like to receive the distribution, which may or may not occur at termination or retirement. Participants have the option to elect a distribution date that occurs while they are still employed. Taxes are due upon distribution.

Annually, a participant may elect to defer base salary, bonus, commissions and/or Director fees in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Salary, Bonus, Commissions and/or long-term incentive amounts	$5,000 aggregate
Director Fees	—

A participant may elect to defer up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Salary	90%
Bonus	100%
Commissions	100%
LTIP Amounts	100%
Director Fees	100%

NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY (1) ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY (2) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Mr. Webb	$—	$—	$—	$—	$—
Mr. Leis	—	—	41,464	—	223,875
Mr. Olson	—	—	—	—	—
Mr. Lafler	—	—	—	—	—
Mr. Masterson	—	—	—	—	—
Mr. Shannon	—	—	—	—	—
Mr. Walker	—	—	—	—	—
Ms. Watson	—	—	—	—	—

(1)	These amounts are included in the Summary Compensation Table in the “Salary” column.
(2)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above market.

AUDIT COMMITTEE REPORT

The following Audit Committee Report should not be deemed filed or incorporated by reference into any other document, including Pacific Capital Bancorp’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report into any such filing by reference.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the completeness and accuracy of financial statements and the reporting processes, including the system of internal controls.

The Audit Committee meets and holds discussions with management and its independent registered public accountants, Ernst & Young LLP (“EY”). The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2010 with management and EY. The Chief Executive Officer and the Chief Financial Officer have certified that, based on their knowledge, the financial statements and other financial information included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, present, in all material respects, the financial condition, results of operations and cash flows of the Company. Also, the Audit Committee has discussed, with management and EY, management’s assertions of the effectiveness of the Company’s internal controls as they relate to financial reporting.

Discussions were also held with EY concerning matters required by the Statement on Auditing Standards No. 61 (as amended by AICPA, Processional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T regarding “Communication with Audit Committees.” The Audit Committee has reviewed with EY, their independence to the Company and its management as required by NASDAQ, PCAOB and SEC rules.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The Audit Committee has discussed with management and EY, independence issues regarding the fees that were billed by EY during the fiscal year 2010. The Audit Committee approved audit, audit related and tax services.

Pacific Capital Bancorp Audit Committee

Richard Nightingale, CPA, Chair

William R. Loomis, Jr.

S. Lachlan Hough

H. Gerald Bidwell

BENEFICIAL OWNERSHIP TABLE

The following table lists, as of March 23, 2011, the number of shares of our common stock owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each of our officers and directors; and (iii) all of our officers and directors as a group. Information relating to beneficial ownership of our common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days of March 23, 2011. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 32,903,794 shares of our common stock issued and outstanding as of March 23, 2011. Unless otherwise indicated, the beneficial owners listed below may be contacted at our corporate headquarters located at 1021 Anacapa Street, Santa Barbara, California 93101.

Name	Number of Shares Owned (1)	Percent of Outstanding Shares
SB Acquisition Company LLC 200 Crescent Court, Suite 1350 Dallas, Texas 75201	25,000,000	75.98%
United States Department of the Treasury 1500 Pennsylvania Avenue, NW Washington, DC 20220	3,608,333	10.97%
H. Gerald Bidwell	8,356	*
Edward E. Birch (2)	5,753	*
Gerald J. Ford (3) 200 Crescent Court, Suite 1350 Dallas, Texas 75201	25,000,000	75.98%
Richard S. Hambleton, Jr. (2,4,5)	1,293	*
D. Vernon Horton (1,4)	2,802	*
S. Lachlan Hough	3,356	*
Roger C. Knopf (2,4,6)	56,110	*
George S. Leis (7)	5,784	*
William R. Loomis, Jr.	33,356	*
John R. Mackall (4)	8,879	*
Richard A. Nightingale (4,8)	7,754	*
Kathy J. Odell	1,746	*
Carl B. Webb 200 Crescent Court, Suite 1350 Dallas, Texas 75201	—	*
Donald Lafler	1,718	*
Stephen V. Masterson (9)	20	*
Mark K. Olson	4,900	*
Kenneth A. Shannon	—	*
Michael R. Walker	—	*
Lisa M. Watson	1,000	*
Directors and executive officers as a group (19 persons)	25,156,478	76.41

*	The percentage of shares beneficially owned does not exceed 1% of the class.
(1)	This column includes shares of common stock beneficially owned, as well as unvested restricted shares.
(2)	Includes shares of common stock held in a trust account.
(3)

Mr. Ford, by virtue of his relationship to SB Acquisition Company LLC, may be deemed to have voting power and investment power with regard to, and therefore may be deemed to beneficially own, all of the shares of common stock that SB Acquisition Company LLC directly and beneficially owns.

(4)	Includes shares of common stock held in an IRA account.
(5)	Mr. Hambleton’s total includes 87 shares of common stock held by his spouse.
(6)	Mr. Knopf’s total includes 28,153 shares of common stock held as custodian for minors, and 2,695 shares of common stock held by his spouse.
(7)	Includes 1,544 shares owned through the Savings Plan.
(8)	Mr. Nightingale’s total includes 301 shares of common stock held by his spouse.
(9)	Mr. Masterson forfeited 7,500 unvested options, 1,500 vested options and 8,085 shares of restricted stock following his resignation from the Company, effective March 12, 2010.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and Directors and beneficial owners of more than 10% of any class of our equity securities to file reports of ownership and changes of ownership with the SEC. Our officers and Directors are required by SEC regulation to furnish us with copies of all Section 16(a) forms so filed. As a matter of practice, our administrative staff assists our officers and Directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based on review of copies of reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2010, we believe that all Section 16(a) filing requirements applicable to our officers and Directors and beneficial owners of more than 10% of any class of our equity securities were met.

Other Business Matters

We have received no notice of any other items submitted for consideration at the Annual Meeting and except for reports of operations and activities by management, which are for informational purposes only and require no action of approval or disapproval, management neither knows of nor contemplates any other business that will be presented for action by the stockholders at the Annual Meeting. If any further business is properly presented at the Annual Meeting, the persons named as proxies will act in their discretion on behalf of the stockholders they represent.

Stockholder Proposals for the 2012 Annual Meeting

Proposals of stockholders intended to be included in the proxy materials for our 2012 annual meeting of stockholders must be received by our Corporate Secretary at our principal executive offices by December 14, 2011 (120 days prior to the anniversary of this year’s mailing date). Under Rule 14a-8 adopted by the SEC under the Exchange Act, proposals of stockholders must conform to certain requirements as to form and may be omitted from the proxy statement and proxy under certain circumstances. In order to avoid unnecessary expenditures of time and money by stockholders and by the Company, stockholders are urged to review this rule and, if questions arise, to consult legal counsel prior to submitting a proposal.

For a stockholder proposal that is not intended to be included in the proxy materials for our 2012 annual meeting of stockholders under Rule 14a-8, a stockholder must provide the information required by our Bylaws and give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary at our principal executive offices not earlier than the close of business on January 12, 2012 and not later than the close of business on February 11, 2012. However, in the event that the date of the 2012 stockholder meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary of the 2011 Annual Meeting, then notice must be in writing and delivered to our Corporate Secretary at our principal executive offices not earlier than the close of business on the one hundred twentieth (120th) day prior to the 2012 stockholder meeting and not later than the close of business on the later of (i) the ninetieth (90th) day prior to the 2012 stockholder meeting and (ii) the tenth (10th) day following the public announcement of the meeting date.

Fees and Services of Independent Registered Public Accountants

The following table sets forth the fees billed to the Company for the audit of our annual financial statements for the years ended December 31, 2010 and December 31, 2009, and fees billed for other services rendered by EY during those periods.

	2010	2009
Audit Fees (1)	$2,130,000	$2,255,000
Audit-Related Fees (2)	445,000	225,000
Tax Fees (3)	5,360	243,000
All Other Fees (4)	—	—

Total Fees	$2,580,360	$2,723,000

(1)

Audit Fees are fees for professional services rendered by our independent registered public accountants for the annual audit of our financial statements and quarterly reviews of financial statements, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years. These fees include the audit of internal controls over financial reporting required by section 404 of the Sarbanes Oxley Act.

(2)

Audit-Related Fees are for assurance and related services by our independent registered public accountants that are reasonably related to the performance of the annual audit or quarterly review of our financial statements and are not reported under audit fees. EY provided audit-related services for the audits of the financial statements for our benefit plans, section 404-advisory assistance and SEC reporting.

(3)

Tax Fees are fees for professional services rendered by our independent registered public accountants for tax compliance, tax advice, and tax planning. In 2009, Washington Council Ernst & Young provided tax legislative and policy monitoring services dealing with proposals before Congress that would modify the Internal Revenue Code rules governing refund anticipation loans.

(4)	All Other Fees are fees for products and services provided by our independent registered public accountants, other than the services reported under audit fees, audit-related fees, and tax fees.

All work performed by our independent registered public accountants must be pre-approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting. All audit-related, tax and other services performed by EY in 2010 were reviewed and approved by the Audit Committee, which concluded that the provision of these limited services by EY did not compromise that firm’s independence in the conduct of its auditing function. All professional services rendered by EY during 2010 were furnished at customary rates and terms.

Change in Control Transaction

On August 31, 2010, pursuant to the terms of the Investment Agreement dated April 29, 2010, by and among the Company, the Bank and SB Acquisition, we issued to SB Acquisition (i) 2,250,000 shares of our common stock at a purchase price of $20.00 per share and (ii) 455,000 shares of our Series C Convertible Participating Voting Preferred Stock (the “Series C Preferred Stock”) at a purchase price of $1,000 per share. The aggregate consideration paid to us by SB Acquisition for these securities was $500 million in cash. On September 23, 2010, immediately following the effectiveness of an amendment to our Articles of Incorporation increasing the total number of authorized shares of our common stock to 50,000,000, each outstanding share of Series C Preferred Stock mandatorily converted into 50 shares of our common stock. As a result, upon the conversion of the Series C Preferred Stock, we issued 22,750,000 shares of our common stock in the aggregate to SB Acquisition. As of the close of business on March 23, 2011, SB Acquisition owned approximately 76.0% of the outstanding shares of our common stock.

Additional Proxy Material

A copy of our 2010 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, is being mailed with this Proxy Statement and Proxy Card to each stockholder of record. If you do not receive a copy of the 2010 Annual Report, you may obtain one without charge by sending a request to our Corporate Secretary at P.O. Box 60839, Santa Barbara, CA 93160-0839. Our proxy materials are also accessible through our website at

www.pcbancorp.com/investors.

No Incorporation by Reference of Certain Portions of This Proxy Statement

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings made by us under those statutes, neither the Audit Committee Report nor the Compensation Oversight Committee Report is to be incorporated by reference into any such prior filings, nor is such report to be incorporated by reference into any future filings made by us under those statutes.

You can now access your Pacific Capital Bancorp account online.

Access your Pacific Capital Bancorp account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Pacific Capital Bancorp, now makes it easy and convenient to get current information on your shareholder account.

View account status

View payment history for dividends

View certificate history

Make address changes

View book-entry information

Obtain a duplicate 1099 tax form

Visit us on the web at http:// www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders on May 11, 2011. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.pcbancorp.com/investors

Ú    FOLD AND DETACH HERE    Ú

PROXY

PACIFIC CAPITAL BANCORP

ANNUAL MEETING OF STOCKHOLDERS – MAY 11, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder of Pacific Capital Bancorp hereby appoints Gerald J. Ford and Carl B. Webb, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact of the undersigned, and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Pacific Capital Bancorp common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at the Santa Barbara Bank & Trust Community Partners Center, 15 E. Carrillo Street, Santa Barbara, California 93101 on May 11, 2011 at 9:00 a.m., Pacific Time, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. This proxy/voting instruction card also provides voting instructions for shares held in the Pacific Capital Bancorp Amended and Restated Incentive and Investment and Salary Savings Plan (the “Savings Plan”).

This proxy/voting instruction card, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy/voting instruction card will be voted FOR the nominees in Proposal 1, FOR Proposal 2 and FOR every “1 Year” in Proposal 3. Whether or not direction is made, this proxy/voting instruction card, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof. If you have a beneficial interest in shares held by the Savings Plan, this card also constitutes your voting instructions to the trustee of the Saving Plan and if you do not sign and return this card, your shares will be voted by the trustee FOR the nominees in Proposal 1, FOR Proposal 2 and FOR every “1 Year” in Proposal 3. The trustee cannot guarantee that voting instructions received after May 4, 2011 will be counted.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

96370

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time May 10, 2011.

Pacific Capital Bancorp

INTERNET

http://www.proxyvoting.com/pcbc

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

96370

Ú    FOLD AND DETACH HERE    Ú

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR EVERY “1 YEAR” IN PROPOSAL 3.

Please mark your votes as indicated in this example

FOR

ALL

WITHHOLD FOR ALL

*EXCEPTIONS

FOR

AGAINST

ABSTAIN

1.   ELECTION OF DIRECTORS

     Nominees:

2.

Advisory vote on executive compensation.

01  H. Gerald Bidwell

02  Edward E. Birch

03  Gerald J. Ford

04  Richard S. Hambleton Jr.

05  D. Vernon Horton

06  S. Lachlan Hough

07  Roger C. Knopf

08  George S. Leis

09  William R. Loomis, Jr.

10  John R. Mackall

11  Richard A. Nightingale

12  Kathy J. Odell

13  Carl B. Webb

1 YEAR

2 YEARS

3 YEARS

ABSTAIN

3.

Advisory vote on the frequency of holding future advisory votes on executive compensation

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

I/WE will attend the Meeting

YES

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature

 Signature

 Date